Exhibit 4.2

Changyou.com Limited - Class A Ordinary Shares

(Incorporated under the laws of the Cayman Islands)

Certificate No.	Shares
xxx	xxxx

US $2,977,400 Share Capital divided into

200,000,000 Class A Ordinary Shares of a nominal or par value of US$0.01 each,

97,740,000 Class B Ordinary Shares of a nominal or par value of US$0.01 each

THIS IS TO CERTIFY THAT                                                  xxxxxxxxxxxxxxxxxxxxxxxxxx

is the registered holder of                     xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx

Shares in the above-named Company subject to the Memorandum and articles of association thereof.

GIVEN UNDER the common seal of the said Company on xxx xx, 2009

THE COMMON SEAL of the said Company was hereunto affixed in the presence of:

Director